EXHIBIT 21.1

Direct and Indirect Subsidiaries of KBS Legacy Partners Apartment REIT, Inc.

KBS Legacy Partners Limited Partnership, a Delaware limited liability partnership

KBS Legacy Partners Holdings LLC, a Delaware limited liability company

KBS Legacy Partners Properties LLC, a Delaware limited liability company

KBS Legacy Partners Dakota Hill LLC, a Delaware limited liability company

KBS Legacy Partners Poplar LLC, a Delaware limited liability company

KBS Legacy Partners Lombard LLC, a Delaware limited liability company

KBS Legacy Partners Pikesville LLC, a Delaware limited liability company

KBS Legacy Partners Greer LLC, a Delaware limited liability company

KBS Legacy Partners Greer Land LLC, a Delaware limited liability company

KBS Legacy Partners Wesley LLC, a Delaware limited liability company

KBS Legacy Partners Wesley Land LLC, a Delaware limited liability company

KBS Legacy Partners Watertower LLC, a Delaware limited liability company